Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

BENSON HILL, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	5,000,000 (3)	$2.96 (4)	$14,800,000	.0000927	$1,371.96
Total Offering Amounts					$14,800,000		$1,371.96
Total Fee Offsets							0
Net Fee Due							$1,371.96

(1) Fee calculated in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”).
(2) Pursuant to Rule 416(a) of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of common stock of Benson Hill, Inc. (the “Registrant”) that become issuable under the Benson Hill, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of common stock.
(3) This Registration Statement covers 5,000,000 shares of common stock reserved for issuance under the Plan.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s common stock on the New York Stock Exchange on July 18, 2022.